Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Acceptance” means a time draft issued under a Letter of Credit in connection with the purchase by any Borrower of Inventory from a location outside of the continental United States, which has been accepted by an Issuing Lender or an Underlying Issuer at the request of an Issuing Lender, in each case, in such Issuing Lender’s or Underlying Issuer’s, as applicable, sole and absolute discretion.

“Acceptance Disbursement” means a payment made by any Issuing Lender or any Underlying Issuer pursuant to an Acceptance.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) or of any rule, regulation, pronouncement or opinion by the SEC, (ii) changes in accounting principles concurred in by Parent’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Parent or its Subsidiaries.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by Parent or any of its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger (including any reverse merger or short-form merger), consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Adjusted Letter of Credit Usage” means, as of the date of determination, the sum of (a) the result of (i) 100% minus the applicable Inventory Advance Rate then in effect multiplied by (ii) the undrawn amount of outstanding Qualified Import Letters of Credit issued for the purpose of purchasing Eligible Inventory, plus (b) 100% of the undrawn amount of all other outstanding Letters of Credit, plus (c) 100% of the amount of all outstanding Acceptances.

“Adjusted Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Adjusted Letter of Credit Usage.

“Administrative Borrower” has the meaning ascribed to such term in Section 17.13 of the Agreement.

“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Alternative Currency” means (a) Canadian Dollars, or (b) Euros.

“Applicable Unused Line Fee” means, as of any date of determination, the applicable amount set forth in the following table that corresponds to the most recent Average Daily Usage calculation as determined by Agent (the “Average Daily Usage Calculation”); provided, however, that for the period from the Closing Date through the testing period ending September 30, 2009, the Applicable Unused Line Fee shall be at the margin in the row styled “Level I”:

Level	Average Daily Usage	Applicable Unused Line Fee

I	If the Average Daily Usage is less than $75,000,000	1.00 percentage points

II	If the Average Daily Usage is greater than or equal to $75,000,000 and less than $150,000,000	0.75 percentage points

III	If the Average Daily Usage is greater than or equal to $150,000,000	0.50 percentage points

The Applicable Unused Line Fee shall be based upon the most recent Average Daily Usage Calculation, which will be calculated by Agent based on Average Daily Usage during the preceding fiscal quarter. The Applicable Unused Line Fee shall be re-determined quarterly by Agent using such methods in its reasonable discretion and any change to the Applicable Unused Line Fee based on the Average Daily Usage as of the end of any fiscal quarter shall be effective as of the first day of the immediately following fiscal quarter.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Approved Increase” has the meaning specified therefor in Section 2.2(a).

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $50,000,000 minus (b) the aggregate principal amount of increases to the Commitments and the Maximum Revolver Amount previously made pursuant to Section 2.2 of the Agreement.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).

“Average Daily Availability” means, for any measurement period, the average of the amount of Excess Availability at the end of each day during such period.

“Average Daily Availability Calculation” has the meaning specified therefor in the definition of Base Rate Margin.

“Average Daily Usage” means, for any measurement period, the average of the Daily Balance of the Revolver Usage at the end of each day during such period.

“Average Daily Usage Calculation” has the meaning specified therefor in the definition of Applicable Unused Line Fee.

“Bailee & Agent” means a Person that (a) acts as the Borrowers’ agent for the purpose of taking possession of goods, including goods which are represented by bills of lading or other documents of title, (b) provides carrier and other transportation services to the Borrowers, and (c) that is reasonably satisfactory to Agent.

“Bailee and Agency Agreement” means a Bailee and Agency Agreement, in substantially the form attached as Exhibit B-4 hereto, entered into by and among the Borrowers, a Bailee & Agent, and Agent, the form and substance of which is satisfactory to Agent.

“Bank Product” means any financial accommodation extended to Parent or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Products that qualify as Bank Product Obligations pursuant to the requirements of the proviso set forth in the definition of Bank Product Obligations.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all obligations of Borrowers to pay or reimburse an Underlying Issuer in respect of Underlying Letters of Credit, and (c) all amounts that Parent or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries; provided, however, in order for any item described in clauses (a), (b), or (c) above to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is Wells Fargo, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement with respect to the applicable Bank Product within 30 days after the provision of such Bank Product to Parent or its Subsidiaries, or, if such Bank Product Agreement was entered into prior to the Closing Date or prior to the date on which such Bank Product Provider or its Affiliate, as applicable, became a Lender under the Credit Agreement, within 30 days after the Closing Date or 30 days after the date on which such Bank Product Provider or its Affiliate, as applicable, first became a Lender under the Credit Agreement, as applicable or (ii) if the applicable Bank Product Provider is any other Person, Agent shall have received a Bank Product Provider Letter Agreement with respect to the applicable Bank Product within 30 days after the provision of such Bank Product to Parent or its Subsidiaries, or, if such Bank Product Agreement was entered into prior to the Closing Date or prior to the date on which such Bank Product Provider or its Affiliate, as applicable, became a Lender under the Credit Agreement, within 30 days after the Closing Date or 30 days after the date on which such Bank Product Provider or its Affiliate, as applicable, first became a Lender under the Credit Agreement, as applicable.

“Bank Product Provider” means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement with such Person and with respect to the applicable Bank Product within 30 days after the provision of such Bank Product to Parent or its Subsidiaries, or, if such Bank Product Agreement was entered into prior to the Closing Date or prior to the date on which such Bank Product Provider or its Affiliate, as applicable, became a Lender under the Credit Agreement, within 30 days after the Closing Date or 30 days after the date on which such Bank Product Provider or its Affiliate, as applicable, first became a Lender under the Credit Agreement, as applicable.

“Bank Product Provider Letter Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, the Administrative Borrower, and Agent.

“Bank Product Reserve” means, as of any date of determination, the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Parent and its Subsidiaries in respect of Bank Products that qualify as Bank Product Obligations pursuant to the requirements of the proviso set forth in the definition of Bank Product Obligations) in respect of Bank Products then provided or outstanding that qualify as Bank Product Obligations pursuant to the requirements of the proviso set forth in the definition of Bank Product Obligations.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum rate appearing on Bloomberg L.P.’s (the "Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the greatest of (a) the Base LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis) plus 1.00 percentage point, (b) the Federal Funds Rate plus 1/2%, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that correspond to the most recent Average Daily Availability calculation determined by Agent in its reasonable discretion (the “Average Daily Availability Calculation”); provided, however, that for the period from the Closing Date through September 30, 2009, the Base Rate Margin shall be at the margin in the row styled “Level III”:

Level	Average Daily Availability	Base Rate Margin

I	If the Average Daily Availability is less than $75,000,000	3.25 percentage points

II	If the Average Daily Availability is greater than or equal to $75,000,000 and less than $150,000,000	3.00 percentage points

III	If the Average Daily Availability is greater than or equal to $150,000,000	2.75 percentage points

The Base Rate Margin shall be based upon the most recent Average Daily Availability Calculation, which will be calculated by Agent in its reasonable discretion based on Average Daily Availability during the preceding fiscal quarter. The Base Rate Margin shall be re-determined quarterly by Agent using such methods in its reasonable discretion and any change to the Base Rate Margin based on the Average Daily Availability as of the end of any fiscal quarter shall be effective as of the first day of the immediately following fiscal quarter.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“BOA” has the meaning specified therefor in the preamble to the Agreement.

“BOAS” has the meaning specified therefor in the preamble to the Agreement.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b) the lowest of:

(i) the Seasonal Inventory Limit,

(ii) the sum of (y) 70% of the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Landed Inventory plus (z) the lesser of (1) 70% of the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible In-Transit Inventory and (2) $25,000,000, and

(iii) the sum of (y) 85% times the most recently determined Net Liquidation Percentage times the book value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Borrowers’ Eligible Landed Inventory plus (z) the lesser of (1) 85% times the most recently determined Net Liquidation Percentage times the book value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Borrowers’ Eligible In-Transit Inventory and (2) $25,000,000, minus

(c) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Borrowing Base Excess” has the meaning specified therefor in Section 2.4(e)(i) of the Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Canadian Dollars” or “C$” means Canadian dollars.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) and any Subsidiary of a controlled foreign corporation.

“Change of Control” means that (a) Permitted Holders fail to own and control, directly or indirectly, 51%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors (c) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (d) Parent fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“DGCL” means the Delaware General Corporations Law as amended from time to time.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of a prior period of duration selected by Agent in its Permitted Discretion (which period of duration shall not be less than 90 consecutive days), that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period (but, in any event, only to the extent that such amounts are included in billings per clause (b) of this definition), by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Dollars” or “$” means United States dollars.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent in Dollars of such amount, determined by the Agent using the applicable Exchange Rate.

“Domestic Subsidiary” means any Subsidiary of Parent that is not a CFC..

“EBITDA” means, with respect to any fiscal period, Parent’s consolidated net earnings (or loss), minus (a) the sum of (without duplication) (i) extraordinary gains, (ii) interest income, and (iii) non-cash gains arising from asset dispositions not in the ordinary course of business, in each case, for such period, plus (b) the sum of (without duplication) (i) non-cash extraordinary losses, (ii) non-cash stock compensation expenses, (iii) non-cash losses arising from asset dispositions not in the ordinary course of business, (iv) interest expense, (v) income taxes, (vi) depreciation, and (vii) amortization (including deferred financing costs and intangibles), in each case, for such period, in each case, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Parent and Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

“Ecko Lender License Agreement” means a license agreement among Agent, Ecko.Complex, LLC, the Borrowers, Skechers International II, and Skechers S.A.R.L. on terms and conditions and subject to documentation satisfactory to Agent.

“Ecko License Agreement” means that certain Trademark License Agreement, dated April 7, 2003, by and among Ecko.Complex, LLC, Skechers U.S.A., Inc. II, Skechers International II, and Skechers S.A.R.L.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts that the Account Debtor has failed to pay within 60 days of their original due date

(b) Accounts with selling terms of more than 60 days, other than up to $2,500,000 of Borrowers’ Accounts outstanding at any one time with selling terms of more than 60 days but less than 90 days,

(c) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(d) Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee of a Borrower or any Affiliate of a Borrower,

(e) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(f) Accounts that are not payable in Dollars,

(g) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is drawable by Agent either as the originally named beneficiary or by virtue of Agent having control (as defined in Section 9-107 of the Code) over such letter of credit, (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent or (z) the Account is otherwise satisfactory to Agent, in its sole discretion,

(h) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which such Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States, but only to the extent of the amount by which the aggregate amount of Borrowers’ Accounts that would be ineligible pursuant to this clause (h) exceeds $2,500,000,

(i) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(j) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent if the creditworthiness of such Account Debtor materially deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit; provided, further, however, that the foregoing percentage shall be increased to 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent if the creditworthiness of such Account Debtor materially deteriorates) for each of (i) Famous Footwear, (ii) Kohl’s Corporation, (iii) J. C. Penney Company, Inc., and (iv) Ross Stores, Inc.,

(k) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(l) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(o) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services,

(q) Accounts that are acquired in connection with a Permitted Acquisition or are Accounts of a Person acquired in a Permitted Acquisition, until the completion of an appraisal and field examination of such Accounts, in each case, reasonably satisfactory to Agent,

(r) Accounts that constitute debit memos,

(s) Accounts that represent the right to receive payment in connection with the sale of Inventory for purposes of display or demonstration, or

(t) Accounts with respect to which a Borrower has agreed to grant the Account Debtor a discount on the amount of the Account if the Account Debtor pays the discounted amount of the Account within a certain time period, solely to the extent of the proposed discount with respect to the applicable Account.

“Eligible In-Transit Inventory” means those items of Inventory that do not qualify as Eligible Landed Inventory solely because they are not in a location set forth on Schedule E-1 or in transit among such locations and they are the subject of a bill of lading or other similar document of title, but as to which, in each case, (a) such Inventory currently is in transit (whether by vessel, air, or land) to a location set forth on Schedule E-1 that is the subject of a Collateral Access Agreement, (b) title to such Inventory has passed to the applicable Borrower, (c) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, (d) such Inventory either (i) is the subject of a negotiable bill of lading (x) that is consigned to Agent (either directly or by means of endorsements), (y) that was issued by the carrier respecting the subject Inventory, and (z) either (1) that is the subject of a telefacsimile copy that Agent has received from the applicable Issuing Lender or Underlying Issuer, as applicable, which issued the Letter of Credit and as to which Agent also has received a confirmation from such Person that such negotiable bill of lading is in-transit by air-courier to Agent (or a customs broker that has executed in favor of Agent a customs broker agreement that is reasonably satisfactory to Agent) or (2) that is in the possession of Agent (or a customs broker that has executed in favor of Agent a customs broker agreement that is reasonably satisfactory to Agent), (ii) is the subject of a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Agent, or their respective agents) and such negotiable cargo receipt (x) is consigned to Agent (either directly or by means of endorsements), (y) was issued by a consolidator respecting the subject Inventory, and (z) either (1) that is the subject of a telefacsimile copy that Agent has received from the applicable Issuing Lender or Underlying Issuer, as applicable, which issued the Letter of Credit and as to which Agent also has received a confirmation from such Person that such negotiable cargo receipt is in-transit by air-courier to Agent (or a customs broker that has executed in favor of Agent a customs broker agreement that is reasonably satisfactory to Agent) or (2) that is in the possession of Agent (or a customs broker that has executed in favor of Agent a customs broker agreement that is reasonably satisfactory to Agent), or (iii) so long as a satisfactory Bailee and Agency Agreement is in full force and effect, (x) is the subject of a bill of lading (1) that is consigned to Agent (either directly or by means of endorsements), (2) that was issued by the applicable Bailee & Agent party to such Bailee and Agency Agreement as the carrier respecting the subject Inventory, and (3) that is in the possession of Agent or such Bailee & Agent that is party to such Bailee and Agency Agreement, (y) is in the possession of the Bailee & Agent that is party to such Bailee and Agency Agreement, and (z) together with the applicable bill of lading, is subject to the terms of such Bailee and Agency Agreement, which has been executed by the applicable Bailee & Agent and the Borrowers and delivered to Agent, (e) Parent has provided a certificate to the Agent that certifies that, to the Knowledge of the Parent, such Inventory (A) meets all of such Borrowers’ representations and warranties contained in the Loan Documents concerning Eligible In-Transit Inventory and Eligible Landed Inventory, (B) that it is not excluded by any of the excluding criteria in the definitions of Eligible In-Transit Inventory or Eligible Landed Inventory, other than because (i) such Inventory is not in a location set forth on Schedule E-1 or in transit among such locations or (ii) such Inventory is the subject of a bill of lading or other document of title, and (C) that it knows of no reason why such Inventory would not be accepted by a Borrower when it delivered to a Borrower or a customs broker on behalf of a Borrower, and that the shipment as evidenced by the documents conforms to the related order documents and (f) the full purchase price for such Inventory either (i) has been paid in full or (ii) is supported by a Qualified Import Letter of Credit, and (g) if clause (f)(ii) applies, the Qualified Import Letter of Credit has been drawn upon in full and the Issuing Bank or Underlying Issuer, as applicable, has honored such drawing.

“Eligible Inventory” means Eligible Landed Inventory or Eligible In-Transit Inventory.

“Eligible Landed Inventory” means Inventory consisting of first quality finished goods held for sale in the ordinary course of a Borrower’s business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c) it is not located at one of the locations in the continental United States set forth on Schedule E-1 and is not in-transit from one such location to another such location,

(d) it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1 to another location set forth on Schedule E-1),

(e) it is located on real property leased by a Borrower (other than a retail store that is owned or operated by a Loan Party) or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f) it is the subject of a bill of lading or other similar document of title,

(g) it is not subject to a valid and perfected first priority Agent’s Lien,

(h) it consists of goods returned or rejected by a Borrower’s customers (other than such goods that are undamaged and resalable in the ordinary course of a Borrower’s business),

(i) it consists of goods that are discontinued, obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(j) it is subject to third party trademark, licensing or other proprietary rights, unless the Agent is reasonably satisfied that such Inventory can be sold by the Agent on satisfactory terms upon and after the occurrence of an Event of a Default,

(k) a Borrower does not have sufficient rights to be able to dispose of such Inventory in the ordinary course of business, or

(l) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equipment Loan” means any loan or loans the proceeds of which are used to purchase Equipment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

“Euro” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997, passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of the Loan Parties in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate” means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars published in The Wall Street Journal (Eastern Edition) on the date of determination (which shall be a Business Day on which The Wall Street Journal (Eastern Edition) is published), expressed as the number of units of such other currency per one Dollar.

“Existing Acceptances” means the Acceptances described on Schedule E-2.

“Existing Credit Facility” means that certain Second Amended and Restated Loan and Security Agreement, dated as of May 31, 2006 (as amended), by and among the Borrowers, The CIT Group/Commercial Services, Inc., as agent for the lenders party thereto, Wachovia Capital Markets, LLC, as lead arranger, and the other lenders party thereto.

“Existing Letters of Credit” means the letters of credit described on Schedule E-3.

“Fee Letter” means that certain fee letter between Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Period” means a period which shall commence on any date (the “Commencement Date”) on which Excess Availability is less than $50,000,000 and shall continue until the day on which Excess Availability on each day during a period of 30 consecutive days after the Commencement Date has been greater than or equal to $50,000,000.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense paid or required to be paid in cash during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes paid or required to be paid in cash during such period, (d) Capital Expenditures made or incurred during such period (other than Capital Expenditures financed with proceeds of Indebtedness (other than Advances)), and (e) all Restricted Junior Payments paid (whether in cash or other property, other than common Stock, and other than Restricted Junior Payments permitted to be made pursuant to Section 6.9(a) of the Agreement) during such period.

“Fixed Charge Coverage Ratio” means, with respect to Parent for any period, the ratio of (i) EBITDA for such period, to (ii) Fixed Charges for such period.

“Flow of Funds Agreement” means a flow of funds agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Agent.

“Foreclosed Borrower” has the meaning specified therefor in Section 2.14 of the Agreement.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any Person that is both (a) a direct or indirect Subsidiary of Parent and (b) a CFC.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means (a) each Domestic Subsidiary of Parent (other than (i) any Borrower or (ii) at anytime prior to the date Yale is required to become a Guarantor pursuant to Section 5.11(b) of the Agreement, Yale) and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.

“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Parent or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Immaterial Subsidiary” means any non-operating Subsidiary of the Loan Parties that does not hold or own assets with an aggregate net book value of greater than $1,000,000; and “Immaterial Subsidiaries” means all of them; provided, however, that if any Subsidiary that previously constituted an Immaterial Subsidiary ever either (a) holds or owns assets with an aggregate net book value of greater than $1,000,000 or (b) becomes an operating Subsidiary, then such Subsidiary shall immediately and automatically cease to be an Immaterial Subsidiary and the Borrowers shall be required to comply with the provisions of Section 5.11 of the Agreement with respect to such Subsidiary.

“Increase Effective Date” has the meaning specified therefor in Section 2.2(a).

“Increase Joinder” has the meaning specified therefor in Section 2.2(c).

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock, and (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Parent, each of the other Loan Parties, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Advance Rate” means the lesser of (a) 70% and (b) the result of 85% times the most recently determined Net Liquidation Percentage.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFF, BOA, or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings or accepting Acceptances pursuant to Section 2.11 of the Agreement.

“Knowledge” means, the actual knowledge of the executive officers of Parent after reasonable inquiry.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1 of the Agreement.

“Lender Group” means each of the Lenders (including each Issuing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) out-of-pocket costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, all actual fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s reasonable out-of-pocket costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit issued by an Issuing Lender or a letter of credit issued by an Underlying Issuer, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit and Acceptance fee, and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit or Acceptances, as applicable, are outstanding) to be held by Agent for the benefit of those Lenders with a Commitment in an amount equal to the sum of (i) 105% of the Letter of Credit Usage composed of Letters of Credit or Acceptances denominated in Dollars and (ii) 115% of the balance of the Letter of Credit Usage, and, in each case, together with an agreement to replenish such cash collateral as necessary to maintain at all times cash collateral in accordance with the requirements set forth above, (b) causing the Underlying Letters of Credit to be returned to the applicable Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to the sum of (i) 105% of the Letter of Credit Usage composed of Letters of Credit denominated in Dollars and (ii) 115% of the balance of Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit or Acceptances, as applicable, are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit) and together with an agreement to provide additional cash collateral or standby letters of credit as necessary to maintain at all times cash collateral in accordance with the requirements set forth above.

“Letter of Credit Disbursement” means a payment made by any Issuing Lender or any Underlying Issuer pursuant to a Letter of Credit.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate amount all outstanding Acceptances.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Replacement Lender” has the meaning specified therefor in Section 2.12(d)(iii) of the Agreement.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that correspond to the most recent Average Daily Availability Calculation determined by Agent in its reasonable discretion; provided, however, that for the period from the Closing Date through September 30, 2009, the LIBOR Rate Margin shall be at the margin in the row styled “Level III”:

Level	Average Daily Availability	LIBOR Rate Margin

I	If the Average Daily Availability is less $75,000,000	4.25 percentage points

II	If the Average Daily Availability is greater than or equal to $75,000,000 and less than $150,000,000	4.00 percentage points

III	If the Average Daily Availability is greater than or equal to $150,000,000	3.75 percentage points

The LIBOR Rate Margin shall be based upon the most recent Average Daily Availability Calculation, which will be calculated by Agent in its reasonable discretion based on Average Daily Availability during the preceding fiscal quarter. The LIBOR Rate Margin shall be re-determined quarterly by Agent using such methods in its reasonable discretion and any change to the LIBOR Rate Margin based on the Average Daily Availability as of the end of any fiscal quarter shall be effective as of the first day of the immediately following fiscal quarter.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Acceptances, the Bank Product Agreements, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Flow of Funds Agreement, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by any Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.

“Material Contract” means, with respect to any Person, (a) each contract listed on Schedule M-1 to the Agreement, (b) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), and (c) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Maximum Revolver Amount” means $250,000,000, as such amount may be increased in accordance with Section 2.2 or decreased in accordance with Section 2.4(c).

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Net Cash Proceeds” means, with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Liquidation Percentage” means the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Agent.

“Non-LIBOR Lender” has the meaning specified therefor in Section 2.12(d)(iii) of the Agreement.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit or with respect to Acceptances, premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clause (g) or (m) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition other than Permitted Liens,

(c) Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenant (but only if such financial covenant was required to be satisfied during such period as a result of the commencement or existence of a Financial Covenant Period) set forth in Section 7.1 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, (ii) are projected to be in compliance with the financial covenant (but only if such financial covenant is projected to be required to be satisfied during such period as a result of the commencement or existence of a Financial Covenant Period) set forth in Section 7.1 of the Agreement for each 4 fiscal quarter period ended at the end of each fiscal quarter during the four fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition, and (iii) projected to have Excess Availability plus Qualified Cash in excess of $100,000,000 at all times during the 3 month period ended immediately after the proposed date of consummation of such acquisition,

(d) Borrowers have provided Agent with their due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e) Borrowers shall have Excess Availability plus Qualified Cash in an amount equal to or greater than $100,000,000 immediately after giving effect to the consummation of the proposed Acquisition (which shall include a pro forma accounting for the assets of the target company that are eligible for inclusion in the Borrowing Base),

(f) Borrowers have provided Agent with written notice of the proposed Acquisition at least 15 days (or, in the case of a proposed Acquisition involving purchase consideration (including any Acquired Indebtedness and any Indebtedness incurred in reliance on clause (m) of the definition of Permitted Indebtedness) of $50,000,000 or more, 30 days) prior to the anticipated closing date of the proposed Acquisition and, not later than 5 days (or, in the case of a proposed Acquisition involving purchase consideration (including any Acquired Indebtedness and any Indebtedness incurred in reliance on clause (m) of the definition of Permitted Indebtedness) of $50,000,000 or more, 15 days) prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition in substantially final form, which agreement and documents must be reasonably acceptable to Agent,

(g) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,

(i) [intentionally omitted],

(j) the subject assets or Stock, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement,

(k) the proposed Acquisition is not a merger with, or Acquisition by, an entity owned or controlled by the Permitted Holders (other than Parent or a Subsidiary of Parent),

(l) the purchase consideration (including any Acquired Indebtedness and any Indebtedness incurred in reliance on clause (m) of the definition of Permitted Indebtedness) payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed, when aggregated with the amount of Investments made pursuant to clause (l) of the definition of Permitted Investments, $100,000,000 in the aggregate during the term of the Agreement, and

(m) if a proposed Acquisition or series of related proposed Acquisitions involves purchase consideration (including the amount of any Acquired Indebtedness and any Indebtedness incurred in reliance on clause (m) of the definition of Permitted Indebtedness) of $50,000,000 or more, then, if requested by Agent in its sole discretion, Agent shall have received an appraisal of Borrowers’ Inventory and Accounts by an appraiser reasonably satisfactory to Agent within the ninety day period immediately preceding the anticipated closing date of the proposed Acquisition.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment or Inventory that is substantially worn, damaged, obsolete or not used or useful in the ordinary course of business,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, including, in any event, forfeiture of deposits in connection with proposed acquisitions that are not consummated,

(d) the licensing (a) on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business or (b) on an exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business so long as either (i) the patents, trademarks, copyrights, and other intellectual property subject to such exclusive license are not owned by a Loan Party or the territory with respect to which the exclusive license is granted does not include the United States or a territory within the United States, or (ii) such exclusive license does not grant a right to use such patents, trademarks, copyrights, and other intellectual property rights in connection with the manufacture, design, distribution or sale of footwear of any kind.

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,

(j) the sale or issuance of Stock (other than Prohibited Preferred Stock) of Parent,

(k) the lapse or abandonment of patents, trademarks and other intellectual property of Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse or abandonment is not materially adverse to the interests of the Lenders,

(l) dispositions of assets acquired by Parent and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed Disposition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Parent and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition,

(m) (i) the making of a Permitted Investment or (ii) so long as no Default or Event of Default has occurred and is continuing or would result thereform and so long as such disposition is made at fair market value, the disposition of any Investment that constitutes a Permitted Investment pursuant to clause (d), (h), (l), or (m) of the definition of Permitted Investment,

(n) the payment of Restricted Junior Payments but only to the extent that they are expressly permitted pursuant to Section 6.9 of the Agreement,

(o) the termination of contracts, licenses, leases or subleases in the ordinary course of business to the extent that they are not economically desirable in the conduct of the Loan Parties’ business (taken as a whole) and so long as the termination thereof is not materially adverse to the interests of the Lenders.

(p) dispositions of Equipment substantially concurrently with the replacement thereof;

(q) closing of retail stores and dispositions of Inventory or Equipment in connection therewith, so long as, if after giving effect to any proposed closure of a retail store by any Loan Party or any series of related retail store closures by any of the Loan Parties, the aggregate amount of retail stores closed by the Loan Parties in the immediately preceding twelve month period would equal or exceed twenty retail stores, then the Borrowers shall provide Agent with not less then 45 Business Days prior written notice before conducting such retail store closure or series of related retail store closures;

(r) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any disposition of Real Property,

(s) convey, sell, lease, license, assign, transfer, or otherwise dispose of patents, trademarks, copyrights or other intellectual property of Parent or its Subsidiaries (including in connection with the settlement or other resolution of claims, disputes, litigation, arbitration, or other adverse proceedings) to the extent not necessary in the conduct of Parent’s and its Subsidiaries’ business, taken as a whole, or

(t) dispositions of assets (other than Accounts, Stock of Subsidiaries of Parent, or Material Contracts) not otherwise permitted in clauses (a) through (s) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date (including the proposed disposition) would not exceed $5,000,000.

“Permitted Holder” means the Persons identified on Schedule P-1.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19 (and specifically excluding from inclusion pursuant to this clause (b) any Indebtedness referenced in Schedule 4.19 that is already subject to any limitation or other condition pursuant to any other clause of this definition of Permitted Indebtedness) and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) [intentionally omitted],

(g) Acquired Indebtedness in an aggregate amount not to exceed, when aggregated with the sum of (x) the amount of all other purchase consideration paid or payable in respect of Permitted Acquisitions, (y) the amount of Indebtedness incurred in reliance on clause (m) of the definition of Permitted Indebtedness, and (z) the amount of Investments made pursuant to clause (l) of the definition of Permitted Investments, $100,000,000,

(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate or foreign currency risk associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

(k) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(l) unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Stock of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(m) unsecured Indebtedness owing to sellers of assets or Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount at any one time outstanding for all such unsecured Indebtedness, when aggregated with the sum of (A) the amount of all other purchase consideration paid or payable in respect of Permitted Acquisitions, (B) the amount of Acquired Indebtedness incurred in connection with Permitted Acquisitions since the Closing Date, and (C) the amount of Investments made pursuant to clause (l) of the definition of Permitted Investments, does not exceed $100,000,000, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,

(n) contingent liabilities (i) in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Parent or the applicable Loan Party incurred in connection with the consummation of one or more acquisitions or (ii) in respect of any indemnification obligation under any prior credit agreements, loan agreements, or securities offerings,

(o) Indebtedness composing Permitted Investments,

(p) Indebtedness secured solely by Real Property, so long as the aggregate principal amount of such Indebtedness does not exceed $100,000,000 and any Refinancing Indebtedness in respect of such Indebtedness,

(q) Indebtedness composing the Equipment Loan so long as the aggregate principal amount of such Indebtedness does not exceed $80,000,000 and any Refinancing Indebtedness in respect of such Indebtedness,

(r) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $100,000,000 and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that in no event shall any Loan Party be permitted to have any obligation in respect of, or pledge any of their assets in support of, such Indebtedness, whether by guaranty or otherwise,

(s) Subordinated Debt in an aggregate principal amount not to exceed $100,000,000 and any Refinancing Indebtedness in respect of such Indebtedness,

(t) Unsecured Debt in an aggregate principal amount not to exceed $100,000,000 and any Refinancing Indebtedness in respect of such Indebtedness, and

(u) Deferred compensation payable to employees, officers or directors under any deferred compensation plans entered into in the ordinary course of business, so long as the amount of total compensation payable to such employees, officers, or directors, after taking into account such deferred compensation plan, is consistent with the historical practices of Parent and its Subsidiaries;

provided, however, the foregoing to the contrary notwithstanding, in no event shall the aggregate amount of Indebtedness pursuant to clauses (g), (m), (p), (q), (s), or (t) of this definition of Permitted Indebtedness exceed $200,000,000.

“Permitted Intercompany Advances” means (a) loans made by a Loan Party to another Loan Party, (b) capital contributions or loans made by a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (c) capital contributions made by a Loan Party to another Loan Party that is not a Foreign Subsidiary, (d) capital contributions or loans made by a Subsidiary of Parent that is not a Loan Party to a Loan Party, provided, however, that capital contributions by a Subsidiary of Parent that is not a Loan Party to a Loan Party shall only be permitted so long as Agent retains its Lien on the same amount (and percentage of all Stock issued by such Loan Party), without dilution, of the Stock of such Loan Party as it had prior to such capital contribution, and (e) loans made by a Loan Party to a Subsidiary of Parent that is not a Loan Party if (i) no Event of Default has occurred and is continuing or would result therefrom, and (ii) Borrowers have Excess Availability plus Qualified Cash of $100,000,000 or greater immediately after giving effect to each such loan.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-2,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) non-cash loans to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Stock in Parent so long as the proceeds of such loans are used in their entirety to purchase such stock in Parent,

(k) Permitted Acquisitions,

(l) so long as immediately before and after giving effect to such Investment (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) Parent and its Subsidiaries have Excess Availability plus Qualified Cash of not less than $100,000,000, Investments by Parent or any of its Subsidiaries in Permitted Joint Ventures; provided, however, the foregoing to the contrary notwithstanding, the amount of Investments pursuant to this clause (l), when aggregated with the amount of purchase consideration (including any Acquired Indebtedness and any Indebtedness incurred in reliance on clause (m) of the definition of Permitted Indebtedness) paid or payable in respect of all Permitted Acquisitions (including deferred payment obligations), shall not exceed $100,000,000 during the term of the Agreement, and

(m) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $10,000,000 at any one time outstanding; provided that the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Permitted Joint Ventures” means any joint venture between or among the Borrowers or any of their Subsidiaries with third parties and designated as such by the Borrowers in writing to Agent substantially concurrently with the creation or acquisition thereof provided that: (a) at no time shall any creditor of any such entity have any claim against the Borrowers or any of their Subsidiaries in respect of any Indebtedness or other obligation of such entity, except obligations arising by operation of law, including joint and several liability for taxes, ERISA and similar items; (b) none of the Borrowers or any of their Subsidiaries shall become a general partner of any such entity; (c) no such entity shall own Stock in the Borrowers or any of their Subsidiaries; (d) no investment shall be made in any such entity by the Borrowers or any of their Subsidiaries except as expressly permitted under the Agreement. It is understood that notwithstanding anything to the contrary in the Agreement, such entities shall not be required to guaranty the Obligations or pledge their assets to secure same.

“Permitted Liens” means

(a) Liens held by Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-3; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-3 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, and other similar statutory Liens, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure Parent’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds in connection with Indebtedness permitted pursuant to clause (h) of the definition of Permitted Indebtedness,

(k) with respect to any Real Property, easements, development concessions, rights of way, encroachments, title defects and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) licenses (a) on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business or (b) on an exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business so long as either (i) the patents, trademarks, copyrights, and other intellectual property subject to such exclusive license are not owned by a Loan Party or the territory with respect to which the exclusive license is granted does not include the United States or a territory within the United States, or (ii) such exclusive license does not grant a right to use such patents, trademarks, copyrights, and other intellectual property rights in connection with the manufacture, design, distribution or sale of footwear of any kind.

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) Liens resulting from the filing of a precautionary UCC-1 financing statements relating solely to operating leases of personal property entered into in the ordinary course of business,

(r) Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a proposed acquisition,

(s) Liens assumed by Parent or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(t) Liens on the Real Property securing Indebtedness permitted pursuant to clause (p) of the definition of Permitted Indebtedness,

(u) Liens on Equipment securing the Equipment Loan permitted pursuant to clause (q) of the definition of Permitted Indebtedness,

(v) Liens on Accounts or Inventory owned by Foreign Subsidiaries, which Liens secure Indebtedness permitted pursuant to clause (r) of the definition of Permitted Indebtedness,

(w) Liens on patents, trademarks, copyrights, or other intellectual property of Parent or its Subsidiaries, which Liens arise pursuant to a Permitted Disposition permitted pursuant to clause (s) of the definition of Permitted Dispositions, to the extent such patents, trademarks, copyrights, or other intellectual property are not necessary in the conduct of Parent’s and its Subsidiaries’ business, taken as a whole, and

(x) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $100,000.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.2(e) of the Agreement.

“Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.2(e) of the Agreement.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit or Reimbursement Undertakings or Acceptances, to reimburse an Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit or Acceptances remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero, and

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate amount of Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit or Acceptances remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 30 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Qualified Import Letter of Credit” means a Letter of Credit that (a) is a commercial letter of credit issued to facilitate the purchase by any Borrower of Eligible Inventory, (b) is in form and substance reasonably acceptable to Agent, and (c) is only drawable by the beneficiary thereof by the presentation of, among other documents, either (i) a negotiable bill of lading that is consigned to Agent (either directly or by means of endorsements) and that was issued by the carrier respecting the subject Eligible Inventory, (ii) a negotiable cargo receipt that is consigned to Agent (either directly or by means of endorsements) and that was issued by a consolidator respecting the subject Eligible Inventory; provided, however, that, no bill of lading shall have been issued by the carrier (other than a bill of lading consigned to the consolidator or to Agent), or (iii) so long as a satisfactory Bailee and Agency Agreement is in full force and effect, a bill of lading that is consigned to Agent (either directly or by means of endorsements) and that was issued by the applicable Bailee & Agent party to such Bailee and Agency Agreement as the carrier respecting the subject Inventory.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are less favorable to the Lender Group than those that were applicable to the refinanced, renewed, or extended Indebtedness nor are they or could they reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Stock issued by Parent in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by Parent), or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Stock issued by Parent.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Seasonal Inventory Limit” means, for any calendar year period, (a) beginning on May 1 of such calendar year and continuing through July 31 of such calendar year, $150,000,000 and (b) at any other time during such calendar year, $125,000,000.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means a security agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Guarantors to Agent.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Debt” means unsecured Indebtedness of Parent or its Subsidiaries that is on terms and conditions (including payment terms (including no principal or other amortization payments prior to maturity), interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agent (including a maturity date no earlier than the date that is six months after the Maturity Date) and which has been expressly subordinated in right of payment to all Obligations of the Loan Parties under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFF or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office, branch office or permanent establishment is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement, and (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Underlying Acceptance” means an Acceptance that has been accepted by an Underlying Issuer.

“Underlying Issuer” means Wells Fargo or one of its Affiliates and, in the case of a proposed Qualified Import Letter of Credit, Wells Fargo or one of its Affiliates that has agreed, in writing, to hold documents of title as agent for Agent.

“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Unsecured Debt” means unsecured Indebtedness of Parent or its Subsidiaries that is on terms and conditions (including payment terms (including no principal or other amortization payments prior to maturity), interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agent (including a maturity date no earlier than the date that is six months after the Maturity Date).

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, LLC, a Delaware limited liability company.

“Yale” means Yale Investments, LLC, a Delaware limited liability company.

“Yale Loan Agreement” means that certain Loan Agreement, dated December 21, 2000, between Yale and Mony Life Insurance Company, a New York corporation.

“Yale Loan Documents” means (a) the Yale Loan Agreement, (b) that certain promissory note, dated December 21, 2000, issued by Yale in favor of Mony Life Insurance Company, a New York corporation, in the original principal amount of $7,850,000, and (c) that certain Deed of Trust, Assignment of Rents, Security Agreement, and Fixture Filing, dated December 21, 2000, by Yale in favor of Mony Life insurance Company.

“Yale Real Property” mean the Real Property and improvements owned by Yale and described in greater detail on Schedule Y-1 attached hereto.

“Zoo York Lender License Agreement” means a license agreement among Agent, Zoo York, LLC, the Borrowers, Skechers International II, and Skechers S.A.R.L. on terms and conditions and subject to documentation satisfactory to Agent.

“Zoo York License Agreement” means that certain Trademark License Agreement, dated December 5, 2005, by and among Zoo York, LLC, Skechers U.S.A., Inc. II, Skechers International II, and Skechers S.A.R.L.